Exhibit 99.1

89bio Appoints Francis Sarena as Chief Operating Officer

SAN FRANCISCO, August 7, 2024 (GLOBE NEWSWIRE) – 89bio, Inc. (Nasdaq: ETNB), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardiometabolic diseases, today announced the appointment of Francis Sarena as Chief Operating Officer, effective August 5, 2024.

“We are excited to welcome Francis to our executive team at this pivotal growth phase for 89bio,” said Rohan Palekar, CEO of 89bio. “As we advance our Phase 3 clinical program for pegozafermin and prepare for scale up, Francis’ extensive strategic, operational, business development and leadership expertise will be immensely valuable. His proven track record in navigating companies through value inflections and various stages of development and growth will be instrumental as 89bio advances pegozafermin, and prepares for potential regulatory filings and commercialization. We look forward to collaborating with him to meet the urgent needs of patients, capture the substantial market opportunities ahead and plan for the potential next stages of the company’s growth.”

Mr. Sarena added, “I am honored to join the 89bio team at such a pivotal time in the company’s journey. I am eager to help deliver on the promise of pegozafermin, a potentially best-in-class FGF21 that has shown impressive clinical results. Pegozafermin’s robust clinical data indicate its unique potential to address the unmet needs of MASH patients with advanced fibrosis and compensated cirrhosis, where few effective treatments exist. Additionally, the possibility of pegozafermin serving as a new option for SHTG patients is highly promising. I am committed to contributing to the success of this mission and advancing the company’s vision to improve the lives of patients.”

Francis Sarena is a seasoned C-suite biotech executive with 25 years of experience. Before joining 89bio, he served as President and Chief Operating Officer at Apexigen, Inc., where he played a key role in the company’s acquisition by Pyxis Oncology, Inc. Prior to that, Francis held leadership positions at Five Prime Therapeutics, Inc., serving as Chief Strategy Officer and contributing to the company’s evolution from a research-focused private entity to a public development-stage company, culminating in its acquisition by Amgen, Inc. in 2021. He also held significant roles at Facet Biotech Corporation and PDL BioPharma, Inc., where he navigated complex M&A and corporate governance matters. Francis began his career in law, representing a diverse array of clients in M&A, financing transactions, and corporate governance. He holds a JD from the University of California, Berkeley, and a BS in finance from San Francisco State University.

About 89bio

89bio is a clinical-stage biopharmaceutical company dedicated to the development of best-in-class therapies for patients with liver and cardiometabolic diseases who lack optimal treatment options. The company is in Phase 3 studies for its lead candidate, pegozafermin, for the treatment of metabolic dysfunction-associated steatohepatitis (MASH) and severe hypertriglyceridemia (SHTG). Pegozafermin is a specifically engineered, potentially best-in-class fibroblast growth factor 21 (FGF21) analog with unique glycoPEGylated technology that optimizes biological activity through an extended half-life. The company is headquartered in San Francisco. For more information, visit www.89bio.com or follow the company on LinkedIn.

Forward-looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding the therapeutic potential and utility, efficacy and clinical benefits of pegozafermin, the safety and tolerability profile of pegozafermin, trial designs, clinical development plans and timing for pegozafermin, including the topline results from the ENTRUST Phase 3 trial in SHTG, and enrollment in clinical trials, including enrollment of the Phase 3 ENLIGHTEN-Fibrosis trial and Phase 3 ENLIGHTEN-Cirrhosis trial in MASH and ENTRUST Phase 3 trial in SHTG. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “anticipate,” “goal,” “opportunity,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. While 89bio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in 89bio’s filings with the Securities and Exchange Commission (SEC)), many of which are beyond 89bio’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: expectations regarding the timing and outcome of the ENLIGHTEN-Fibrosis Phase 3 trial and Phase 3 ENLIGHTEN-Cirrhosis trial in MASH and ENTRUST Phase 3 trial in SHTG; 89bio’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; 89bio’s substantial dependence on the success of it lead product candidate; competition from competing products; the impact of general economic, health, industrial or political conditions in the United States or internationally; the sufficiency of 89bio’s capital resources and its ability to raise additional capital; and other risks and uncertainties identified in 89bio’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and other subsequent disclosure documents filed with the SEC. 89bio claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. 89bio expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Annie Chang

89bio, Inc.

annie.chang@89bio.com

PJ Kelleher

LifeSci Advisors, LLC

+1-617-430-7579

pkelleher@lifesciadvisors.com

Media Contact:

Sheryl Seapy

Real Chemistry

sseapy@realchemistry.com